Exhibit 99.1

Sow Good Inc. Exceeds Expectations in Freeze Dried Candy Market Debut

IRVING, TX June 22, 2023 – Sow Good Inc. is thrilled to share that its newly launched freeze dried candy line has performed exceptionally well, with sales already exceeding $1 million. Surpassing projected growth and demand trajectories, Sow Good has firmly established itself as a frontrunner in the freeze dried candy market.

The extraordinary response to Sow Good's freeze dried candy has necessitated significant expansions to meet production demands. The company has increased its headcount by 40%, ensuring an efficient manufacturing and order fulfillment process. Moreover, Sow Good has exciting plans for the remainder of 2023, including the expansion of its freeze dryer production capacity and addition of a 12,000 square foot warehouse in Irving, TX to accommodate its growing distribution footprint.

Ira Goldfarb, Sow Good's Executive Chairman, stated, "We have signed a lease for a new warehouse and will be moving distribution to that location within the next 60 days. This expansion, driven by the rapid influx of both first time orders and re-orders, will streamline our operations and maximize manufacturing efficiency."

In addition to these expansion efforts, Sow Good is delighted to announce its partnerships with major retailers, further solidifying its market presence. The company will be launching a range of its freeze dried candy SKUs in FYE, Big Lots, and Hy-Vee, bringing its innovative and unique products to a wider audience.

Claudia Goldfarb, CEO of Sow Good, stated, "We are thrilled with the overwhelming response we have received thus far. Our commitment to disrupting the candy industry with fun, innovative, and exceptional products is resonating with consumers and retailers alike. Building on this success, we are excited to unveil our new 5-SKU freeze dried ice cream sandwich line in Q3, which has already garnered significant interest from our retail partners.”

Regarding Sow Good’s substantial workforce expansion, Claudia added, “Our ever-growing team is vital to our ability to meet customer demand. I take pride in the majority of our employees being Hispanic and female—as we continue to grow, we will continue fostering growth in our communities through meaningful employment opportunities. This remains one of our core pillars in Sow Good’s mission to sow seeds of positive change.”

Sow Good's successful freeze dried candy launch demonstrates that freeze dried candy is a growing category with stay power and Sow Good is well-positioned to lead this growth with innovation and agile manufacturing.

About Sow Good Inc.

Sow Good Inc. (OTCQB:SOWG) is a freeze dried candy and snack company based in Irving, TX with an SQF-2 certified facility that holds three freeze driers built using proprietary technology. Sow Good is dedicated to becoming a household brand the revolutionizes the snacking industry with products that are convenient, shelf-stable, and delicious. To purchase Sow Good online or learn more, visit www.thisissowgood.com and follow @thisissowgood on TikTok, Instagram, Youtube, and Facebook.